CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 81 to Registration Statement No. 33-98102 on Form N-1A of our report dated December 21, 2018, relating to the financial statements and financial highlights of Alger Spectra Fund, Alger Responsible Investing Fund, Alger Dynamic Opportunities Fund, and Alger Emerging Markets Fund, each a series of The Alger Funds II (the “Trust”), appearing in the Annual Report on Form N-CSR of the Trust for the year ended October 31, 2018. We also consent to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Disclosure of Portfolio Holdings” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

February 25, 2019